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                                   EXHIBIT 3.1

                          CLARK-SCHWEBEL HOLDINGS, INC.

                                  July 14, 1997


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


         FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Clark-Schwebel Holdings, Inc.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


         FOURTH:

                            PART A. AUTHORIZED SHARES

                  The total number of shares of capital stock which the Corporation has authority to issue is 110,000 shares, consisting of:

                  (1) 10,000 shares of 12.5% Senior Exchangeable Participating Preferred Stock (the "Senior Preferred Stock"); and

                  (2) 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

         Certain capitalized terms used in this Amended and Restated Certificate of Incorporation are defined in Section 10 of Part B of this Article FOURTH.


             PART B. PROVISIONS APPLICABLE TO SENIOR PREFERRED STOCK

         SECTION 1. RANK. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank senior to all classes of Common Stock of the Corporation and each other class of capital stock or series of preferred stock of the Corporation hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks on a parity with the Senior

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Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"). The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank on a parity with any class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with Section 5(b)(i) of this Part B shall be deemed to be Junior Securities and not Parity Securities.

         SECTION 2. DIVIDENDS.

                  (a) Beginning on the day after the Closing Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Senior Preferred Stock, at a rate per annum equal to 12.5% of the Premium Base Value of such share. All such dividends shall accrue on a daily basis, whether or not declared, on outstanding shares of Senior Preferred Stock from the day after the Closing Date. Dividends that have accrued during a Quarterly Dividend Period shall be payable only in cash quarterly in arrears on each Dividend Payment Date; provided however, that if dividends are not paid in full in cash on a Dividend Payment Date because C-S, Inc. is prohibited from making dividends or distributions to the Corporation under Section 4.9 of the Existing Indenture or by the Credit Agreement, then such dividends shall not be payable in cash but shall accumulate and shall remain Accumulated Dividends until paid. Notwithstanding the foregoing, if dividends are not paid in full in cash on a Dividend Payment Date (other than for the reasons set forth in the proviso of the immediately preceding sentence), in addition to the rights available to the Holders under Section 5(c) of this Part B, such dividends shall accumulate and shall remain Accumulated Dividends until paid. Dividends shall be payable to Holders of record as they appear on the stock register of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate and accrue in respect of a share of the Senior Preferred Stock on the first to occur of (i) the Debenture Exchange Date and
(ii) the Redemption Date of such share unless the Corporation shall have failed to pay the applicable Redemption Price on the Debenture Exchange Date or Redemption Date, as the case may be, of such share.

                  (b) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (a) of this Section 2 shall be paid ratably among the Holders entitled thereto based on the number of shares of Senior Preferred Stock held by each such Holder.

                  (c) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare any dividends on shares of the Senior Preferred Stock at any time.

                  (d) Accumulated Dividends and dividends in connection with any optional redemption pursuant to Section 4(a) of this Part B may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more

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than 45 days prior to the payment thereof, as may be fixed by the Board of
Directors.

                  (e) Except for dividends of or payments using Joint Venture Funds, which are permitted at any time, and except as and to the extent provided in Section 9(c)(iv) of this Part B:

                           (i) No full dividends shall be declared by the Board
of Directors or paid or funds set apart for payment of dividends by the Corporation on any Parity Securities for any period unless all Accumulated Dividends on all outstanding shares of Senior Preferred Stock shall have been or contemporaneously are declared and paid in full in cash for all Quarterly Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Senior Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued and accumulated dividends per share on the Senior Preferred Stock and such Parity Securities bear to each other.

                           (ii) So long as any shares of Senior Preferred Stock
are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the capital stock of the Corporation or other property (other than dividends on Junior Securities paid in additional shares of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options unless all Accumulated Dividends and Accrued Dividends determined in accordance herewith have been paid in full on the outstanding shares of Senior Preferred Stock.

                           (iii) So long as any shares of Senior Preferred Stock
are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights calls or options unless the dividends determined in accordance herewith on the Senior Preferred Stock have been paid in full.

                  (f) If any Dividend Payment Date occurs on a day that is not a Business Day, any Accrued Dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

                  (g) The Holders of Senior Preferred Stock shall be entitled to participate, on a share for share basis with the Common Stock, in all dividends declared or paid on the Common Stock.

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         SECTION 3. LIQUIDATION PREFERENCE.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, each Holder shall be entitled to be paid for each share of Senior Preferred Stock held by such Holder, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the sum of (A) the Premium Base Value of such share plus
(B) Accrued Dividends on such share plus (c) Liquidated Damages, if any, on such share, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock of the Corporation, and thereafter the Holders of Senior Preferred Stock shall be entitled to participate, on a share-for-share basis (after giving effect to any adjustments required under Section 4 or 5 of Part C of this Article FOURTH), with the Common Stock in all amounts available to be distributed to the holders of Common Stock in any liquidation, dissolution or winding up of the affairs of the Corporation. Except as provided in the preceding sentence, Holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the amount to which the Holders of outstanding shares of the Senior Preferred Stock and all Parity Securities are entitled, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Corporation in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

                  (b) After payment of the full amount to which they are entitled under Section 3(a) of this Part B, the Holders of shares of the Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

                  (c) For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding-up of the business of the Corporation).

         SECTION 4. REDEMPTION.

                  (a) REDEMPTIONS AT THE OPTION OF THE CORPORATION.

                           (i) REDEMPTIONS FOR EXCHANGE DEBENTURES. At any time
on or after August 14, 1997, the Corporation may, at its option, redeem all (but not less than all) of the outstanding shares of the Senior Preferred Stock, in the manner provided in paragraph (c)(ii) of this Section 4, for the Corporation's Exchange Debentures and, in any redemption pursuant to this
Section 4(a)(i), each Holder shall be entitled to receive, in respect of each share of Senior Preferred Stock held by such Holder, (x) an Exchange Debenture having a face amount equal to the Exchange Debenture Amount as of the Debenture Exchange Date and (y) the Cash Election Amount; provided that on the Debenture Exchange Date the Exchange Debenture Indenture shall

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have been executed and delivered by the Corporation and the trustee named therein and an opinion of counsel in the form of Exhibit C-2 to the Purchase Agreement shall have been delivered to the Holders.

                           (ii) REDEMPTIONS FOR CASH ON OR AFTER AUGUST 14,
1997, BUT PRIOR TO JULY 15, 2002. At any time on or after August 14, 1997, but prior to July 15, 2002, the Corporation, at its option, may redeem all (but not less than all) of the outstanding shares of Senior Preferred Stock in the manner provided in paragraph (c)(i) of this Section 4 and, in any redemption pursuant to this Section 4(a)(ii), each Holder shall be entitled to receive, in respect of each share of Senior Preferred Stock held by such Holder, (A) an amount in cash equal to the Early Redemption Price and (B) the Participation Price, in each case as of the Redemption Date.

                           (iii) REDEMPTION AFTER JULY 15, 2002. The
Corporation, at its option, may redeem at any time and from time to time on or after July 15, 2002, in whole or in part, in the manner provided in paragraph
(c)(i) of this Section 4, any or all of the shares of the Senior Preferred Stock and, in any redemption pursuant to this Section 4(a)(iii), each Holder shall be entitled to receive, in respect of each share of Senior Preferred Stock held by such Holder, (A) an amount in cash equal to the sum of (1) the product of (x) the applicable percentage set forth below and (y) the Premium Base Value of such share, plus (2) Accrued Dividends on such share, plus (3) Liquidated Damages (if any) on such share, in each case as of the Redemption Date, if redeemed during the 12-month period beginning on July 15 of each of the calendar years indicated below:

                 Year                           Percentage
                 ----                           ----------
                 2002 .......................... 106.250%
                 2003  ......................... 104.167%
                 2004  ......................... 102.083%
                 2005 and thereafter  .......... 100.000%

and (B) the Participation Price of such share as of the Redemption Date (the "Optional Redemption Price").

                           (iv) REDEMPTIONS ON AN EQUITY OFFERING OR A CHANGE OF
CONTROL. Upon the consummation of a Change of Control or upon the consummation of an Equity Offering, in each case on or after January 15, 1998, the Corporation may redeem, in the manner provided in paragraph (c)(i) of this
Section 4, in whole or in part, all or any of the outstanding shares of the Senior Preferred Stock, and, in any redemption pursuant to this Section 4(a)(iv), each Holder shall be entitled to receive, in respect of each share of Senior Preferred Stock held by such Holder, (A) an amount in cash equal to the Contingent Redemption Price and (B) the Participation Price, in each case as of the Redemption Date; provided that, in the event of a redemption upon the consummation of an Equity Offering, such redemption shall be made with the proceeds of such Equity Offering, and shall occur within 60 days after consummation of such Equity Offering.

                  (b) MANDATORY REDEMPTION. On July 15, 2007, the Corporation shall redeem (subject to the legal availability of funds therefor) from any source of funds legally available therefor, in the manner provided in paragraph
(c)(i) of this Section 4, all of the shares of the

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Senior Preferred Stock then outstanding and, in any redemption pursuant to this
Section 4(b), each Holder shall be entitled to receive, in respect of each share of Senior Preferred Stock held by such Holder, (A) an amount in cash equal to the Mandatory Redemption Price and (B) the Participation Price, in each case as of July 15, 2007.

                  (c) PROCEDURES FOR REDEMPTION.

                           (i) FOR CASH AND THE PARTICIPATION PRICE.

                                    (A) With respect to redemptions under
Section 4(a)(ii), (iii) or (iv) or Section 4(b) of this Part B, at least three days, but not more than 45 days, prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, or reputable overnight carrier service, or via facsimile, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                  (1) whether the redemption is pursuant to paragraph (a)(ii),
         (a)(iii), (a)(iv) or (b) of this Section 4;

                  (2) the applicable Redemption Price for each share of Senior Preferred Stock to be redeemed;

                  (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

                  (4) the number of shares of Senior Preferred Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                  (5) the date fixed for redemption (the "Redemption Date");

                  (6) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

                  (7) that dividends and Liquidated Damages (if any) on the shares of the Senior Preferred Stock to be redeemed shall cease to accrue and accumulate on such Redemption Date unless the Corporation defaults in the payment of the applicable Redemption Price.

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                                    (B) Each Holder of Senior Preferred Stock
shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date (1) the applicable Redemption Price for such shares shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof in the manner specified herein (and, in the event that the Corporation exercises its option under this Amended and Restated Certificate of Incorporation to deliver shares of Common Stock as part of the Redemption Price, a certificate evidencing the applicable number of shares of Common Stock shall be issued to such Holder), and (2) each surrendered certificate representing such shares of Senior Preferred Stock shall be canceled and retired. In the event that less than all of the shares represented by any surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Senior Preferred Stock.

                                    (C) Unless the Corporation defaults in the
payment in full of the Redemption Price, dividends and Liquidated Damages (if any) on the Senior Preferred Stock called for redemption shall cease to accrue and accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the applicable Redemption Price, without interest, and to receive a certificate evidencing the shares of Common Stock issued in redemption of such shares, if any.

                                    (D) In the event of a redemption of only a
portion of the then outstanding shares of the Senior Preferred Stock, the Corporation shall effect such redemption as it determines, pro rata according to the number of shares of Senior Preferred Stock held by each Holder or by lot, as may be determined by the Corporation in its sole discretion, except that the Corporation may redeem such shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

                           (ii) FOR EXCHANGE DEBENTURES AND THE PARTICIPATION
                                PRICE.

                                    (A) With respect to redemptions under
Section 4(a)(i) of this Part B, at least three days, and not more than 45 days, prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Debentures Redemption Notice") shall be given by first-class mail, postage prepaid, or reputable overnight carrier service, or via facsimile, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Debentures Redemption Notice shall state:

                           (1) that the Corporation is exercising its option to
                  redeem the Senior Preferred Stock pursuant to Section 4(a)(i);

                           (2) the Exchange Debenture Amount and the Cash
                  Election Amount, if any;

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                           (3) the date fixed for exchange (the "Debentures
                  Exchange Date");

                           (4) that the Holder is to surrender to the
                  Corporation, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner designated in the Debentures Exchange Notice, the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed;

                           (5) that dividends and Liquidated Damages (if any) on
                  the shares of Senior Preferred Stock to be redeemed shall cease to accrue and accumulate on the day immediately preceding the Debentures Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for redemption on the Debentures Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and

                           (6) that interest on the Exchange Debentures shall
                  accrue beginning on the Debentures Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for redemption on the Debentures Exchange Date.

                                    (B) On or before the Debentures Exchange
Date, each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock, in the manner and at the place designated in the Debentures Exchange Notice. On the Debentures Exchange Date, if the conditions set forth in clauses (A) and (B) of Section 4(a)(i) of this Part B are satisfied, the Corporation shall cause the Exchange Debentures to be executed on the Debentures Exchange Date and, upon surrender in accordance with the Debentures Exchange Notice of the certificates for shares of Senior Preferred Stock, the Corporation shall issue the Exchange Debentures the Holders are entitled to receive under Section 4(a)(i) of this Part B in exchange for the Senior Preferred Stock in registered form without coupons, in principal amounts of $1,000 and integral multiples thereof to the extent possible. The Corporation will issue Exchange Debentures in principal amounts less than $1,000 as necessary for each Holder of Senior Preferred Stock to receive Exchange Debentures representing the entire amount of Exchange Debentures to which such Holder is entitled; provided that the Corporation may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Debentures Exchange Date.

                                    (C) If notice has been mailed as aforesaid,
and if on or before the Debentures Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Corporation and the trustee under the Exchange Debenture Indenture and (2) all Exchange Debentures necessary for such redemption shall have been duly executed by the Corporation and delivered to such trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such redemption and the Exchange Debentures shall have been duly authenticated by such trustee, then unless the Corporation defaults in the payment in full of the Cash Election Amount, dividends and Liquidated Damages (if any) shall cease to accrue and accumulate on the outstanding shares of Senior Preferred Stock on the day immediately preceding the Debentures Exchange Date and the Holders of shares of the Senior

Preferred Stock shall cease to have any further rights with respect thereto on the Debentures Exchange Date, other than the right to receive the applicable Redemption Price, and the Person or Persons entitled to receive the Exchange Debentures issuable in such redemption shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Debentures Exchange Date.

         SECTION 5. VOTING RIGHTS.

                  (a) RIGHT TO VOTE WITH THE COMMON STOCK. Except as otherwise required by applicable law or in this Amended and Restated Certificate of Incorporation, the Senior Preferred Stock shall vote together with the Common Stock as one class and each holder of Senior Preferred Stock shall be entitled to one vote per share of Senior Preferred Stock (after giving effect to any adjustments required under Section 4 of Part C of this Article FOURTH) on all matters to be voted on by the Corporation's stockholders.

                  (b) RIGHT TO VOTE IN SPECIFIED CIRCUMSTANCES.

                  (i) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not authorize (1) any Junior Securities that are, by their terms, mandatorily redeemable prior to July 15, 2007 or (2) any class of Parity Securities, without the affirmative vote or consent of Holders of at least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of the Senior Preferred Stock, the Corporation may authorize or issue shares of Parity Securities in a redemption in exchange for, or the proceeds of which are used to redeem, any or all shares of Senior Preferred Stock then outstanding, provided that (A) in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem, less than all shares of Senior Preferred Stock then outstanding, the aggregate liquidation preference of such Parity Securities shall not exceed the aggregate applicable Redemption Price and expenses incurred in connection with the refinancing of the Senior Preferred Stock so exchanged or redeemed and
(B) such Parity Securities shall not be mandatorily redeemable prior to July 15, 2007.

                  (ii) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not amend this Article FOURTH so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock or to authorize the issuance of any additional shares of Senior Preferred Stock without the affirmative vote or consent of Holders of a least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.


                  (iii) Except as set forth in Section 5(b)(i) above, (A) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, (B) the decrease in the amount of authorized capital stock of any class, including any preferred stock, or (C) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of Holders of Senior Preferred Stock and shall not, unless not complying with Section 5(b)(i), be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock.

                  (c) (i) If on or after the Closing Date one of the following events occurs (each such event described in clauses (1), (2), (3), (4) and (5) is referred to herein as a "Voting Rights Triggering Event"): (1) dividends on the Senior Preferred Stock are in arrears and unpaid for four consecutive quarterly periods (other than due to the application of the prohibitions contained in Section 4.9 of the Existing Indenture or in the Credit Agreement) (a "Dividend Default"), (2) the Corporation fails to discharge any redemption obligation of the Senior Preferred Stock when required (a "Redemption Default"), whether or not the Corporation is permitted to do so by the terms of any indenture, credit agreement or any other obligations of the Corporation; (3) the Corporation fails to make an offer to purchase all outstanding shares of Senior Preferred Stock following a Change of Control if such offer to purchase is required to be made pursuant to Section 9(a) hereof or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to such Change of Control Offer (a "Change of Control Default"), whether or not the Corporation is permitted to do so by the terms of any indenture, credit agreement or any other obligation of the Corporation; (4) the Corporation breaches or violates one of the provisions set forth in Section 9 hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default"); or (5) a default occurs on the obligations to pay principal of, interest on or any other payment obligation when due at final maturity (a "Payment Default") on one or more classes of Indebtedness of the Corporation, whether such Indebtedness exists on the Closing Date or is incurred thereafter, having individually or in the aggregate, an outstanding principal amount of $25,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness in an aggregate amount of $5,000,000 or more, then, in any such case, the number of directors constituting the Board of Directors shall be adjusted to permit the Holders of the majority of the then outstanding Senior Preferred Stock, voting separately as one class, to elect two directors. Subject to Section 5(c)(ii) below, Holders of a majority of the issued and outstanding shares of the Senior Preferred Stock, voting separately as one class, shall have the exclusive right to elect two directors at a meeting therefor called upon occurrence of Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Senior Preferred Stock expire (other than as described in Section 5 (c)(ii) below).

                  (ii) The right of the Holders of Senior Preferred Stock voting separately as one class to elect members of the Board of Directors as set forth in Section 5(c)(i) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all Accumulated Dividends that are in arrears on the Senior Preferred Stock (other than due to the application of the prohibitions contained in Section 4.9 of the Existing Indenture or in the Credit Agreement) are paid in full in cash; and (2) in the event such right arises due to a Redemption Default, a Change of Control Default, a Restriction Default or a Payment Default, the Corporation remedies any such failure, breach or default, at which time the term of any directors elected pursuant to Section 5(c)(i) shall terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Senior Preferred Stock pursuant to Section 5(c)(i), or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Senior Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least 10% of the shares of Senior Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Senior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Corporation within 20 days after personal service of said written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Senior Preferred Stock may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of the stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this Section 5(c)(ii), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Any Holder of shares of the Senior Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of Holders of shares of the Senior Preferred Stock for purposes of calling a meeting pursuant to the provisions of this Section 5(c)(ii).

                  (iii) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Senior Preferred Stock shall be required to constitute a quorum of such Senior Preferred Stock.

                  (d) MANNER OF VOTING. In any case in which the Holders of shares of the Senior Preferred Stock shall be entitled to vote pursuant to
Section 5(b) or 5(c) of this Part B or pursuant to the laws of the State of Delaware, each Holder of shares of the Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held (after giving effect to any adjustments required under Section 4 or 5 of Part C of this Article FOURTH).

         SECTION 6. PREEMPTIVE RIGHTS. No shares of Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         SECTION 7. BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         SECTION 8. CASH PAYMENTS. Notwithstanding any other provision to the contrary contained in this Part B, any amount due in cash to the Holders under the terms hereof shall be rounded to the nearest whole cent, and the Corporation shall be deemed to have paid in full any such amount when the Corporation has paid such rounded amount as provided herein.

         SECTION 9. COVENANTS. For so long as any shares of Senior Preferred Stock are outstanding:

                  (a) CHANGE OF CONTROL.

                  (i) Upon the occurrence of a Corporation Change of Control, each Holder of Senior Preferred Stock shall have the right to require the Corporation to purchase all or any part of such Holder's Senior Preferred Stock not otherwise redeemed by the Corporation pursuant to Section 4(a)(iv) of this Part B pursuant to the offer described in clause (ii) of this Section 9(a) (a "Change of Control Offer") at a purchase price per share equal to (A) an amount in cash equal to the sum of (1) 101% of the Premium Base Value of each such share, plus (2) Accrued Dividends on each such share plus (3) Liquidated Damages, if any, on each such share, and (B) the Participation Price of each such share, in each case as of the Change of Control Purchase Date (the "Change of Control Purchase Price"). The Change of Control Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), the Corporation shall purchase all Senior Preferred Stock tendered in response to the Change of Control Offer.

                  (ii) Within 30 days following any Corporation Change of Control, the Corporation shall mail a notice, which shall govern the terms of the Change of Control Offer, to each Holder, and such notice shall state: (1) that the Change of Control Offer is being made pursuant to this covenant and the length of time the Change of Control Offer shall remain open; (2) the Change of Control Purchase Price and the Change of Control Purchase Date; (3) that any shares of Senior Preferred Stock not validly tendered and any shares of Senior Preferred Stock properly withdrawn shall continue to accrue and accumulate dividends in accordance with the terms of this Part B; (4) that, unless the Corporation defaults in the payment of the Change of Control Purchase Price, all shares of Senior Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue and accumulate dividends after the Change of Control Purchase Date; and (5) a description of the procedures to be followed by such Holder in order to have its shares of Senior Preferred Stock validly tendered and a description of the procedures to be followed by such Holder in order to withdraw tendered shares.

                  (iii) On the Change of Control Purchase Date, (A) the Corporation shall, to the extent lawful, (1) accept for payment all shares of Senior Preferred Stock or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the transfer agent the Change of Control Purchase Price in respect of all shares of Senior Preferred Stock or portions thereof so tendered, (3) deliver or cause to be delivered to the transfer agent the Senior Preferred Stock so accepted together with an officers' certificate stating the total number of shares of Senior Preferred Stock or portions thereof being purchased by the Corporation, (4) promptly mail, or cause to be mailed, to each Holder of shares of Senior Preferred Stock so accepted, payment of the Change of Control Purchase Price for such shares, and (5) arrange to have promptly authenticated and mailed (or cause to be transferred by book entry) to each Holder a new share certificate representing any unpurchased shares of the Senior Preferred Stock represented by the certificate tendered pursuant to the Change of Control Offer, if any, and (B) unless the Corporation defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Offer, dividends shall cease to accrue and accumulate with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment of the Change of Control Purchase Price therefor, on the Change of Control Purchase Date.

                  (iv) The Corporation shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Senior Preferred Stock in connection with a Corporation Change of Control.

                  (v) To the extent that less than all of the outstanding shares of Senior Preferred Stock are tendered pursuant to an Offer, the Corporation may use any proceeds from a Corporation Change of Control for general corporate purposes.

                  (b) MERGER OR CONSOLIDATION. The Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for the Corporation and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (A) the Corporation is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the entity or Person formed by or surviving any such consolidation or merger (of other than the Corporation) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition is made and such shares shall have substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition; (c) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, exists;
(D) the Corporation or the entity or Person formed by or surviving any such consolidation or merger (if other than the Corporation), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Corporation immediately preceding the transaction; and (E) the Corporation shall have delivered to the transfer agent an Officers' Certificate and an opinion of counsel to the effect that such transaction complies with respect to the foregoing matters.

                  (c) JUNIOR PAYMENTS. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (A) declare or pay any dividend or make any distribution on account of any Junior Securities or any of its Restricted Subsidiaries' Equity Interests (including without limitation any payment in connection with any merger or consolidation involving the Corporation) other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) or dividends or distributions payable to the Corporation or any Wholly Owned Subsidiary of the Corporation,
(B) purchase, redeem or otherwise acquire or retire for value any Junior Securities or any of its Restricted Subsidiaries' Equity Interests (including without limitation any payment in connection with any merger or consolidation involving the Corporation) or (c) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (1) a Voting Rights Triggering Event shall not have occurred and be continuing or would not occur as a consequence thereof;

                  (2) all dividends on the Senior Preferred Stock payable on Dividend Payment Dates have not been declared and paid in cash; and

                  (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Corporation and its Restricted Subsidiaries after the Closing Date and all Restricted Payments made by the Restricted Subsidiaries during the period commencing after April 17, 1996 through the Closing Date, is less than the sum of, without duplication, (a) 50% of the Consolidated Net Income (as defined in the Exchange Debenture Indenture) of the Corporation for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 17, 1996 to the end of the Corporation's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (b) to the extent not included in the amount described in clause
(a) above, 100% of the aggregate net cash proceeds received after April 17, 1996 by the Corporation from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of the Corporation or of debt securities of the Corporation or any Restricted Subsidiary that have been converted into, or canceled in exchange for, Equity Interests of the Corporation (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary or an Unrestricted Subsidiary of the Corporation and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (c) 100% of any cash dividends received by the Corporation or a Wholly Owned Subsidiary after the Closing Date from an Unrestricted Subsidiary of the Corporation, plus (d) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following April 17, 1996, plus (e) to the extent that any Restricted Investment that was made after April 17, 1996 is sold to an unaffiliated purchaser for cash or otherwise liquidated or repaid for cash, the cash proceeds realized with respect to such Restricted Investment (less the cost of disposition, if any), plus (f) 100% of Joint Venture Funds.

         The foregoing provisions shall not prohibit:

                  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all of the provisions of this Part B;

                  (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Corporation (other than Disqualified Stock);

                  (iii) subject to Section 2(e) of this Part B, (X) the redemption, repurchase, retirement or other acquisition of any Parity Securities of the Corporation in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, or from substantially concurrent additional capital contributions in respect of, other Parity or Junior Securities of the Corporation (other than any Disqualified Stock of the Corporation) or out of proceeds of a Corporation Change of Control available for general corporate purposes after consummation of purchases of Senior Preferred Stock pursuant to a Change of Control Offer and (Y) the redemption, repurchase, retirement or other acquisition of any Junior Securities of the Corporation in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, or from substantially concurrent additional capital contributions in respect of, other Junior Securities of the Corporation (other than any Disqualified Stock of the Corporation) or out of proceeds of a Corporation Change of Control available for general corporate purposes after consummation of purchases of Senior Preferred Stock pursuant to a Change of Control Offer;

                  (iv) the declaration or payment of any dividend to the Corporation for, or the direct repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or any Restricted Subsidiary of the Corporation or any direct or indirect parent of the Corporation held by any member of the Corporation's or any Restricted Subsidiary's management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; provided that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $1.0 million in any fiscal year (plus any amount available for such payments hereunder since April 17, 1996 which have not been used for such purpose) or (Y) $5.0 million in the aggregate (in each case, net of the cash proceeds received by the Corporation from subsequent reissuances of such Equity Interests to new members of management);

                  (v) the distribution of the Joint Ventures or interests in the Joint Ventures or any Joint Venture Funds;

                  (vi) loans to members of management of the Corporation or any of its Restricted Subsidiaries the proceeds of which are used for a concurrent purchase of Equity Interests of the Corporation;

                  (vii) payments under the Management Advisory Agreement; and

                  (viii) the payment of director's fees and the reasonable expenses of the directors of the Corporation and its Restricted Subsidiaries in an aggregate amount not to exceed $100,000 per year; and

                  (ix) any payments permitted under the Existing Indenture (and amounts expended in respect of such payments under this clause (x) shall be excluded or included, as applicable, in the calculation of the aggregate amount of Restricted Payments under clause (3) of this Section 9(c) made by the Restricted Subsidiaries to the extent such amounts are excluded or included, as applicable, in the calculation of "Restricted Payments" as defined in and calculated under the Existing Indenture).

         In determining the aggregate amount of Restricted Payments made after the Closing Date, 100% of the amounts expended pursuant to the foregoing clauses
(ii), (iii), (iv) and (vi) shall be included in such calculation and none of the amounts expended pursuant to the foregoing clauses (i), (v), (vii), (viii) and
(ix) shall be included in such calculation.

         The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary (subject to clause (c) of the definition of "Permitted Investments") if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments (other than Investments of Joint Venture Funds) by the Corporation and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments (I) in any Subsidiary that was not formerly a Joint Venture, in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made or (II) in any Subsidiary that was formerly a Joint Venture, in an amount equal to the amount of such Investments made by the Corporation or any of its Restricted Subsidiaries since the Closing Date. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Holders) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Corporation shall deliver to the Holders an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculation required by this covenant were computed, which calculations may be based upon the Corporation's latest available financial statements.

                   (d) TRANSACTIONS WITH AFFILIATES. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Corporation or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person and (ii) the Corporation delivers to the transfer agent, if any, with respect to the Senior Preferred Stock or the Holders (a) with respect to any Affiliate Transaction entered into after the Closing Date involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of

Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Corporation or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate
Transactions: (1) reasonable compensation paid to, and indemnity provided on behalf of, officers and directors of the Corporation, C-S, Inc. or any Restricted Subsidiary as determined in good faith by the Corporation's Board of Directors or senior management; (2) the provision of administrative or management services by C-S, Inc. or any of its officers to the Corporation or any of the Restricted Subsidiaries, (3) the existence of, or the performance by the Corporation under the terms of, any securityholders agreement, registration rights agreement, voting trust agreement, loan document with employees or purchase agreement to which it is a party on the date of this Amended and Restated Certificate of Incorporation, including pursuant to any amendment thereto; provided, that any such amendment is not more disadvantageous to the Holders of the Senior Preferred Stock in any material respect than the original agreement as in effect on the date of this Amended and Restated Certificate of Incorporation, (4) any employment agreement entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Corporation or such Restricted Subsidiary, (5) transactions between or among the Corporation and/or its Wholly Owned Subsidiaries, (6) fees paid and reimbursement of out-of-pocket expenses pursuant to the Management Advisory Agreement; and (7) transactions permitted by the covenant described in Section 9(c) of this Part B.

                  (e) REPORTS. Whether or not required by the rules and regulations of the SEC, so long as any shares of Senior Preferred Stock are outstanding, the Corporation will furnish to the Holders of Senior Preferred Stock, (A) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's certified independent accountants and (B) all current reports that would be required to be filed with the SEC on Form 8-K if the Corporation was required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Corporation will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and shall promptly make such information available to securities analysts and prospective investors upon request. In addition, for so long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall furnish to all Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         SECTION 10. DEFINITIONS. As used in this Article FOURTH, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Accrued Dividends" means, as of any date of determination, dividends that have accrued but that have not been paid since the immediately preceding Dividend Payment Date through the day before the date of determination.

         "Accumulated Dividends" means, as of any date of determination, all dividends that have accrued during Quarterly Dividend Periods ending prior to the date of determination but that were not paid on the applicable Dividend Payment Date and that have not been paid as of the date of determination.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Board of Directors" means the Board of Directors of the Corporation, or any authorized committee of the Board of Directors.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Election Amount" has the meaning set forth in the definition of "Exchange Debenture Amount."

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which the Corporation shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

         "Change of Control" means a Corporation Change of Control or a Subsidiary Change of Control, as applicable.

         "Closing Date" has the meaning set forth in the Purchase Agreement.

         "Consolidated Net Income" has the meaning set forth in the Exchange Debenture Indenture.

         "Consolidated Net Worth" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of this Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of
(a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a Wholly Owned Subsidiary of such Person, in each case determined in accordance with GAAP.

         "Contingent Redemption Price" means, with respect to a share of Senior Preferred Stock, an amount equal to the sum of (a) 106% of Premium Base Value of such share plus (b) Accrued Dividends on such share plus (c) Liquidated Damages (if any) on such share, in each case as of the date of determination.

         "Corporate Obligations" means, as of the last day of the fiscal quarter ending immediately prior to or on, as applicable, the date of determination, the difference between (a) the sum of (i) the amount of all outstanding Indebtedness of the Corporation plus (ii) the aggregate Premium Base Value of all outstanding shares of Senior Preferred Stock plus (iii) the aggregate Accrued Dividends on all outstanding shares of Senior Preferred Stock plus (iv) the aggregate Liquidated Damages, if any, on all outstanding shares of Senior Preferred Stock, and (b) the Corporation's cash on hand as of such last day.

         "Corporation Change of Control" means such time as (i) prior to the initial public offering by the Corporation of its common stock (other than a public offering pursuant to a registration statement on Form S-8), Vestar and its Affiliates (collectively, the "Initial Investors") cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of the Corporation or (ii) after the initial public offering by the Corporation of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by the Corporation which indicates that, or the Corporation otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting stock of the Corporation on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Corporation, as the case may be (whether or not such securities are then currently convertible or exercisable) and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of the Corporation, calculated on such fully diluted basis, than beneficially owned by the Initial Investors, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any person or group (other than to a Wholly Owned Subsidiary of the Corporation or the Initial Investors), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by the Board of Directors of the Corporation or whose nomination for election by the stockholders of the Corporation, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, as the case may be, then in office.

         "Credit Agreement" means, collectively, (i) that certain Credit Agreement, as in effect on the date of this Amended and Restated Certificate of Incorporation, by and among the Corporation, C-S, Inc., the lenders that may be from time to time parties thereto and The Chase Manhattan Bank (formerly known as Chemical Bank), as administrative agent, as the foregoing may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including increases in the principal amount thereof; and
(ii) after The Chase Manhattan Bank, as administrative agent, has acknowledged in writing that the Credit Agreement has been terminated and all then outstanding Indebtedness thereunder or with respect thereto has been repaid in full in cash and discharged, any successors to or replacements of (as designated by the board of directors of C-S, Inc. in its sole judgment, and evidenced by a resolution) such Credit Agreement, as such successors or replacements may from time to time be amended, renewed, supplemented, modified or replaced, including increases in the principal amount thereof.

         "C-S, Inc." means Clark-Schwebel, Inc., a Delaware corporation.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Determined Common Stock Value" means, as of any date of determination, an amount equal to the difference between (a) the sum of (i) the product of (A)
4.8 multiplied by (B) EBITDA for the twelve months immediately preceding the last day of the fiscal quarter ending immediately prior to the date of determination plus (ii) $30,000,000 and (b) Corporate Obligations as of the last day of such fiscal quarter.

         "Determined Participation Value" means an amount equal to the product of (a) .10 and (b) Determined Common Stock Value.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to July 15, 2007.

         "Dividend Payment Date" means October 15, January 15, April 15 and July 15 of each year, provided that the first Dividend Payment Date shall be October 15, 1997.

         "Early Redemption Price" means, with respect to a share of Senior Preferred Stock, an amount equal to the sum of (a) 112.5% of Premium Base Value of such share plus (b) Accrued Dividends on such share plus (c) Liquidated Damages (if any) on such share, in each case as of the date of determination.

         "EBITDA" shall mean, for any period, without duplication, the sum of
(a) Net Income for such period, (b) all federal, state, local and foreign income taxes deducted in determining such Net Income, (c) interest expense deducted in determining such Net Income, (d) depreciation, amortization and other noncash expenses or charges (including any charges resulting from the write-up of inventory) deducted in determining such Net Income (and not already excluded from the definition of the term "Net Income") and (e) fees and expenses in connection with the Transaction (as defined in the Credit Agreement) deducted in determining EBITDA for such period.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means a Public Equity Offering or a Private Equity Offering.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Debenture Amount" means, with respect to a share of Senior Preferred Stock, an amount equal to the difference between (i) the sum of (a) the Premium Base Value of such share plus (b) Accrued Dividends on such share plus (c) Liquidated Damages (if any) on such share plus (d) the result obtained by dividing Participation Value by the Multiplier, where in each case the applicable date of determination shall be the Debentures Exchange Date; provided that Holdings may elect to redeem a portion of the outstanding shares of Senior Preferred Stock in cash for an aggregate amount not to exceed $5,000,000 (the amount so elected, when divided by the number of shares of Senior Preferred Stock outstanding, is referred to herein as the "Cash Election Amount") and, if the Corporation so elects, the Participation Value used to calculate the Exchange Debenture Amount pursuant to this clause (d) shall be reduced by the amount of cash so used and (ii) the difference between (a) the sum of all Accrued Dividends and Accumulated Dividends, if any, in each case since the Closing Date and (b) the result obtained by dividing the amount determined under clause (ii)(a) of this definition by the Multiplier.

         "Exchange Debenture Indenture" means an indenture which shall govern the Exchange Debentures and which shall be substantially in the form of Exhibit B to the Purchase Agreement.

         "Exchange Debentures" means the Corporation's 12.5% Senior Exchange Debentures due 2007 which, when issued, shall be subject to the Exchange Debenture Indenture and substantially in the form of Exhibit A to the Exchange Debenture Indenture.

         "Existing Indenture" means that certain Indenture dated as of April 17, 1996, by and among Fleet National Bank, as Trustee, CSI as successor by merger to each of Clark-S Acquisition Corporation and CS Finance Corporation of Delaware, as Issuer, the Corporation and the Subsidiary Guarantors named therein as in effect on the date of this Amended and Restated Certificate of Incorporation.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Amended and Restated Certificate of Incorporation.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Holder" means a Person in whose name a share Senior Preferred Stock is registered on the Corporation's books.

         "Indebtedness" (a) for purposes of the definition of "Corporate Obligations" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations (except any such balance that constitutes an accrued expense or trade payable), and all accrued interest, penalties, premiums, fees, late charges and other liabilities payable under the terms of any of the foregoing, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than the Corporation or a Subsidiary of the Corporation, and, to the extent not otherwise included, the Guarantee by such Person or its Subsidiaries of any Indebtedness of any other Person and (b) for all other purposes of this Amended and Restated Certificate of Incorporation, has the meaning set forth in the Exchange Debenture Indenture.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the books of such Person) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Corporation for consideration consisting of common equity securities of the Corporation or of any direct or indirect parent of the Corporation shall not be deemed to be an Investment.

         "Joint Venture Funds" means any distributions or dividends, directly or indirectly, of or from any of the Joint Ventures or interests in the Joint Ventures or any proceeds from the sale of, or distributions or dividends from, any of the Joint Ventures.

         "Joint Ventures" means (a) each of Clark-Schwebel Corporation, Clark-Schwebel Tech-Fab Company, CS-Interglas AG and Asahi-Schwebel Co., Ltd. and (b) any other Person whose sole assets are directly or indirectly (i) a Joint Venture (unless such Joint Venture or Person is a Restricted Subsidiary by virtue of an Investment pursuant to clause (c) of the definition of "Permitted Investments"), (ii) any interest in a Joint Venture, and (iii) Joint Venture Funds.

         "Legal Holiday" means a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

         "Liquidation Preference Amount" means $40,780.615 per share of Senior Preferred Stock.

         "Management Advisory Agreement" means the agreement dated as of April 17, 1996, among Vestar, the Corporation and C-S, Inc., with only such amendments, alterations, modifications or waivers thereto which are not materially adverse to the interests of the Corporation or the Holders.

         "Mandatory Redemption Price" means, with respect to a share of Senior Preferred Stock, an amount equal to the sum of (a) the Premium Base Value of such share plus (b) Accrued Dividends on such share plus (c) Liquidated Damages (if any) on such share, in each case as of the date of determination.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Multiplier" means 1.0575.

         "Net Income" shall mean, for any period, the aggregate net income (or net deficit) from continuing operations (before any dividends) of the Corporation and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, which shall be equal to gross revenues for the Corporation and its Subsidiaries determined on a consolidated basis during such period less the aggregate for the Corporation and its Subsidiaries determined on a consolidated basis during such period of, without duplication, (a) cost of goods sold, (b) interest expense, (c) operating expenses, (d) selling, general and administrative expenses, (e) taxes, (f) depreciation, depletion and amortization of properties and (g) any other items that are treated as expense under GAAP, all computed in accordance with GAAP; provided, however that the term "Net Income" shall exclude (i) extraordinary gains and losses from the sale of assets other than in the ordinary course of business (including dispositions of obsolete fixed assets), (ii) other noncash income not otherwise excluded from the definition of the term "Net Income" and any charge resulting from the write-up after April 17, 1996 in the value of any asset and (iii) distributions received from, and the financial results of, Joint Ventures.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

         "Officers' Certificate" means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person.

         "Optional Redemption Price" has the meaning set forth in Section 4(a)(iii) of this Part B.

         "Participation Price" means, with respect to a share of Senior Preferred Stock, either (a) an amount in cash equal to the Participation Value of such share or (b) one share of Common Stock (after giving effect to any adjustments required under Section 4 or 5 of Part C of this Article FOURTH), as determined by the Corporation in its sole discretion. "Participation Value" means, with respect to a share of Senior Preferred Stock, the result obtained by dividing (a) the greater of (i) $10 million plus interest thereon at the rate of 11.38% per annum from the Closing Date to the Redemption Date, Debenture Exchange Date or Change of Control Purchase Date, as the case may be, and (ii) Determined Participation Value by (b) the number of outstanding shares of Senior Preferred Stock (after giving effect to any adjustments required under Section 4 or 5 of Part C of this Article FOURTH).

         "Permitted Investments" means (a) any Investments permitted by the Existing Indenture (regardless of whether such Existing Indenture is in effect at the time of such Investment); (b) Investments by the Corporation or any of its Restricted Subsidiaries in cash in an amount not to exceed $5.0 million in the aggregate; (c) Investments by the Corporation or any of its Restricted Subsidiaries in cash in an amount not to exceed $15.0 million in the aggregate to enable the Corporation or any of its Restricted Subsidiaries to purchase or otherwise acquire equity interests in the Joint Ventures; provided that upon the consummation of any such Investment pursuant to this clause (c) the Joint Venture in which the Investment is made becomes a Restricted Subsidiary; (d) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Corporation or any of its Subsidiaries or in satisfaction of judgments; (e) the conversion or exchange of debt of CS-Interglas AG for common securities of CS-Interglas AG; (f) the contribution of shares of stock or other equity securities of an Unrestricted Subsidiary of the Corporation to another Subsidiary of the Corporation; (g) Investments in any Wholly Owned Subsidiary of the Corporation (or in CS Interglas AG to the extent it is a Wholly Owned Subsidiary of the Corporation) and that is engaged in the same or a similar line of business as the Corporation and its Restricted Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof; (h) Investments by the Corporation in any Person if as a result of such Investment
(1) such Person becomes a Wholly Owned Subsidiary of the Corporation that is engaged in the same or a similar line of business as the Corporation and its Restricted Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof or (2) such Person is merged, consolidated or amalgamated with or into or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Wholly Owned Subsidiary of the Corporation that is engaged in the same or a similar line of business as the Corporation and its Restricted Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof; and (i) Investments by the Corporation or any of its Restricted Subsidiaries using Joint Venture Funds.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Premium Base Value" means, with respect to a share of Senior Preferred Stock, (a) the Liquidation Preference Amount of such share plus (b) Accumulated Dividends on such share (if any).

         "Private Equity Offering" means a private offering of (i) Equity Interests of the Corporation other than Disqualified Stock of the Corporation or
(ii) of Equity Interests of the Corporation's parent or indirect parent corporation other than Disqualified Stock of the Corporation's parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of the Corporation or are used to purchase Equity Interests of the Corporation (other than Disqualified Stock of the Corporation).

         "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of (i) Equity Interests of the Corporation other than Disqualified Stock of the Corporation or (ii) of Equity Interests of the Corporation's parent or indirect parent corporation other than Disqualified Stock of the Corporation's parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of the Corporation or are used to purchase Equity Interests of the Corporation (other than Disqualified Stock of the Corporation).

         "Purchase Agreement" means that certain purchase agreement dated as of July 14, 1997 among the Corporation, Vestar/CS Holding Company, L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation.

         "Quarterly Dividend Period" shall mean the quarterly period commencing on July 15, October 15, January 15 or April 15, as applicable, and ending on the day before the following Dividend Payment Date.

         "Redemption Date" with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Corporation.

         "Redemption Price" of a share of Senior Preferred Stock means (a) with respect to a redemption pursuant to Section 4(a)(i), the Exchange Debentures issuable pursuant to Section 4(a)(i), and the Cash Election Amount, if any, collectively, (b) with respect to a redemption pursuant to Section 4(a)(ii), the Early Redemption Price and the Participation Price, collectively, (c) with respect to redemptions pursuant to Section 4(a)(iii), the Optional Redemption Price, (d) with respect to redemptions pursuant to Section 4(a)(iv), the Contingent Redemption Price and the Participation Price, collectively, and (e) with respect to a redemption pursuant to Section 4(b), the Mandatory Redemption Price and the Participation Price, collectively.

         "Registration Default" shall have the meaning ascribed thereto in the Registration Rights Agreement.

         "Registration Rights Agreement" means that certain Registration Rights Agreement by and between the Corporation and Donaldson, Lufkin & Jenrette Securities Corporation dated July 14, 1997, as such agreement may be amended, modified or supplemented from time to time.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Rule 144A" means Rule 144A under the Securities Act.

         "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Change of Control" means, with respect to a Restricted Subsidiary, such time as (i) prior to the initial public offering by such Restricted Subsidiary of its common stock (other than a public offering pursuant to a registration statement on Form S-8), the Initial Investors cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of such Restricted Subsidiary or the Corporation ceases to own, directly or indirectly, 100% of the voting power of such Restricted Subsidiary or (ii) after the initial public offering by such Restricted Subsidiary of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by such Restricted Subsidiary which indicates that, or such Restricted Subsidiary otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting stock of such Restricted Subsidiary or on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of such Restricted Subsidiary, as the case may be (whether or not such securities are then currently convertible or exercisable), and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of such Restricted Subsidiary, calculated on such fully diluted basis, than beneficially owned by the Initial Investors or the Corporation, or (iii) the sale, lease or transfer of all or substantially all of the assets of such Restricted Subsidiary and its Subsidiaries taken as a whole to any person or group (other than the Initial Investors or the Corporation or any of its Subsidiaries), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of such Restricted Subsidiary (together with any new directors whose election by the board of directors of such Restricted Subsidiary or whose nomination for election by the shareholders of such Restricted Subsidiary, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of such Restricted Subsidiary, as the case may be, then in office.

         "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation; (c) is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced by delivering a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 9(c) of this Part B to the Holders. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Corporation as of such date. The Board of Directors of the Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary;

provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Voting Rights Triggering Event would be in existence following such designation. Notwithstanding anything to the contrary in the foregoing, to the extent a Joint Venture is or becomes a Subsidiary, as the case may be, it is or it shall, as the case may be, initially be an Unrestricted Subsidiary (A) except to the extent that it becomes a Subsidiary in connection with an Investment pursuant to clause (c) of the definition of "Permitted Investment" or
(B) unless such Subsidiary is designated by the Board of Directors as a Restricted Subsidiary for purposes hereof pursuant to a Board Resolution at the time such Joint Venture becomes a Subsidiary.

         "Vestar" means Vestar Equity Partners, L.P.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) (or in the case of CS-Interglas AG 90% of the outstanding Capital Stock or other ownership interests) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiaries for the purposes of this Amended and Restated Certificate of Incorporation.

                  PART C. PROVISIONS APPLICABLE TO COMMON STOCK

         SECTION 1. VOTING RIGHTS. Except as otherwise required by applicable law and the provisions of this Amended and Restated Certificate of Incorporation, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

         SECTION 2. DIVIDENDS. As and when dividends are declared or paid on the Common Stock, whether in cash, property or securities of the Corporation subject to Section 1(f) of Part B, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Senior Preferred Stock.

         SECTION 3. LIQUIDATION. Subject to the provisions of the Senior Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all amounts available to be distributed to the holders of the Common Stock in any liquidation, dissolution or winding up of the affairs of the Corporation.

         SECTION 4. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of Common Stock into a greater number of shares or (ii) combines (by reverse stock split or otherwise) shares of Common Stock into a smaller number of shares, then the shares of Senior Preferred Stock shall be subdivided or combined, as the case may be, in the same manner and the Liquidation Preference Amount (and all Accumulated Dividends and Accrued Dividends thereon) shall be proportionately adjusted.

         SECTION 5. ANTIDILUTION. If the Corporation issues Common Stock (or any options, warrants or other rights to acquire Common Stock) at a purchase price or exercise price, as the case may be, equal to less than the fair market value of such Common Stock (such fair market value to be determined by the Board of Directors in good faith) on the date of such issuance, then the Board of Directors will adjust the outstanding shares of Senior Preferred Stock to account for the resulting dilution to the Common Stock participation feature of the Senior Preferred Stock.

                 PART D. PROVISIONS APPLICABLE TO CAPITAL STOCK

         SECTION 1. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of capital stock of the Corporation. Upon the surrender of any certificate representing capital stock of the Corporation at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the capital stock of the Corporation represented by such new certificate from the date to which dividends have been fully paid on such capital stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect therefor or other cost incurred by the Corporation in connection with such issuance.

         SECTION 2. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any series of capital stock of the Corporation, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the capital stock of the Corporation represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         SECTION 3. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of (i) Parts B, C or D of this Article FOURTH (or any definitions used therein) without the prior approval of the Holders of a majority of the Senior Preferred Stock outstanding at the time such action is taken and (ii) Part C of this Article FOURTH (or any definitions used therein) without the prior approval of the holders of a majority of the Common Stock and the Preferred Stock, in each case outstanding at the time such action is taken, voting together as one class. Any approval required by this Section 3 may be obtained by vote at an annual or special meeting of the Corporation's stockholders or without a meeting by written consent.

         SECTION 4. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given three days after the date of mailing or one day after the date of delivery with such overnight courier service; provided that such notices are sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

         SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of an receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

         NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article NINTH or adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

         TENTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as amended from time to time, indemnify any promoter, director or officer whom it shall have power to indemnify from and against any and all of the expenses liabilities or other losses of any nature. The indemnification provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         ELEVENTH: The Corporation elects out of and shall not be governed by
Section 203 of the General Corporation Law of the State of Delaware.

         TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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